EXHIBIT 21

Subsidiaries of North State Bancorp

(as of March 20, 2006)

Subsidiary	State of Incorporation
North State Bank	North Carolina
North State Statutory Trust I	Connecticut
North State Statutory Trust II	Delaware

Subsidiaries of North State Bank

(as of March 20, 2006)

Subsidiary	State of Incorporation
North State Bank Financial Services, Inc.	North Carolina